Exhibit 99.3

CONSENT OF PERELLA WEINBERG PARTNERS L.P.

We hereby consent to the inclusion of our opinion dated March 27, 2022 appearing as Annex C to, and the reference to such opinion letter under the headings “Summary—Opinion of Neenah’s Financial Advisor” and “The Merger—Opinion of Neenah’s Financial Advisor” in, Amendment No.1 to the Registration Statement on Form S-4 of Schweitzer-Mauduit International, Inc., Registration No. 333-264676 (the “Registration Statement”), and in the Joint Proxy Statement/Prospectus of Schweitzer-Mauduit International, Inc. and Neenah, Inc., which is part of the Registration Statement. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

/s/ Perella Weinberg Partners LP

PERELLA WEINBERG PARTNERS LP

New York, New York

May 18, 2022